                        EXHIBIT 11 TO FORM 10QSB

                        ESENJAY EXPLORATION, INC.
                COMPUTATION OF EARNINGS PER COMMON SHARE

                                                            Three months ended             Nine months ended
                                                               September 30,                 September 30,
                                                        ---------------------------    ------------------------
                                                            1999           1998           1999           1998
                                                        -----------    ------------    -----------   ----------
BASIC EARNINGS (LOSS) PER SHARE
Weighted average common shares Outstanding.........      16,062,302     14,898,728      15,881,590     7,856,842
                                                        ===========    ============    ===========   ===========
      Basic loss per share.........................     $     (0.06)   $     (0.24)    $     (0.61)  $     (1.18)
                                                        ===========    ============    ===========   ===========
DILUTED EARNINGS (LOSS) PER SHARE

Weighted Average Common Shares Outstanding.........      16,062,302      14,898,728     15,881,590     7,856,842
Shares issuable from assumed conversion of
      Common share options and warrants............           7,500           9,015          7,500        39,731
      Convertible preferred stock..................          27,163             ---          9,154           ---
                                                        -----------    ------------    -----------   -----------
Weighted average common shares
    Outstanding, as adjusted.......................      16,096,965      14,907,743     15,898,244     7,896,573
                                                        ===========    ============    ===========   ===========
      Diluted loss per share.......................     $     (0.06)   $      (0.24)   $     (0.61)  $     (1.17)
                                                        ===========    ============    ===========   ===========
EARNINGS FOR BASIC AND DILUTED
    COMPUTATION

Net loss...........................................     $(1,040,374)   $ (3,589,630)   $(9,629,774)  $(9,258,486)
Preferred share dividend...........................             ---             ---            ---           ---
                                                        -----------    ------------    -----------   -----------
Net income to common shareholders
     (Basic earnings per share computation)........     $(1,040,374)   $ (3,589,630)   $(9,629,774)  $(9,258,486)
                                                        -----------    ------------    -----------   -----------
Net loss to common shareholders
      (Basic and diluted earnings per share
          computation..............................     $(1,040,374)   $ (3,589,630)   $(9,629,774)  $(9,258,486)
                                                        ===========    ============    ===========   ===========

This calculation is submitted in accordance with Regulation S-K; although it is contrary to paragraphs 13 through 16 of the Financial Accounting Standards Board's Statement of Financial Standard No. 128, because it produces an antidilutive result.

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